www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

•	Net Sales Increased 9.3%; Comparable Store Sales Increased 5.1%

•	Diluted Earnings Per Share Increased 31.9% to $0.95

•	$398.4 Million of Capital Returned to Shareholders Year to Date

•	Company Raises Fiscal 2018 Financial Guidance

Brentwood, TN, October 25, 2018 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail chain in the United States, today announced financial results for its third quarter ended September 29, 2018.

“We are delighted with Tractor Supply’s third quarter results and are on track to deliver a strong year in 2018. Our 5.1% comparable store sales growth increase in the quarter was driven by continued execution of our ONETractor strategy that drove both average ticket and transaction count increases for the quarter. The team did a great job managing our product assortment, marketing events and store experience as we cycled a strong comparable store sales increase of 6.6% in the prior year’s third quarter. We have raised our full year outlook to reflect the strength of our business and the positive macro economic factors,” said Greg Sandfort, Tractor Supply’s Chief Executive Officer.

Third Quarter 2018 Results
Net sales for the third quarter 2018 increased 9.3% to $1.88 billion from $1.72 billion in the third quarter of 2017. Comparable store sales increased 5.1%, as compared to an increase of 6.6% in the prior year’s third quarter. The comparable store sales results included increases in comparable average ticket of 3.6% and comparable transaction count of 1.4%. The increase in comparable store sales was primarily driven by broad-based strength in everyday merchandise, along with robust growth across spring and summer seasonal categories. All merchandise categories delivered increased comparable store sales, as did all geographic regions.

Gross profit increased 8.8% to $653.1 million from $600.5 million in the prior year’s third quarter, and gross margin decreased 16 basis points to 34.7% from 34.9% in the prior year’s third quarter. The slight decline in gross margin resulted primarily from an increase in freight expense due to higher carrier rates and increased diesel fuel prices, partially offset by the strength of the Company’s price management program.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 10.6% to $500.0 million from $452.2 million in the prior year’s third quarter. As a percent of net sales, SG&A expenses increased 31 basis points to 26.6% from 26.3% in the third quarter of 2017. The increase in SG&A as a percent of net sales was primarily attributable to higher incentive compensation from the strong year-over-year growth in comparable store sales, along with planned investments across infrastructure, labor wages and technology to support the Company’s strategic long-term growth initiatives. These SG&A increases were partially offset by leverage in occupancy and other costs from the increase in comparable store sales.

The effective income tax rate was 21.5% compared to 36.4% in the prior year’s third quarter. The decrease in the effective income tax rate was primarily related to the U.S. Tax Cuts and Jobs Act that was signed into law in December 2017 and, to a lesser extent, an incremental tax benefit associated with share-based compensation compared to the third quarter of 2017.

Net income increased 27.1% to $116.8 million from $91.9 million and diluted earnings per share increased 31.9% to $0.95 from $0.72 in the third quarter of 2017.

The Company opened 23 new Tractor Supply stores and seven new Petsense stores in the third quarter of 2018.

First Nine Months of Fiscal 2018 Results
Net sales for the first nine months of 2018 increased 8.9% to $5.78 billion from $5.30 billion in the first nine months of 2017. Comparable store sales increased 4.9% versus a 2.2% increase in the first nine months of 2017. Gross profit increased 8.9% to $1.99 billion from $1.82 billion and gross margin was 34.4%, consistent with the first nine months of 2017.

SG&A expenses, including depreciation and amortization, increased 10.9% to $1.46 billion and increased as a percent of net sales to 25.4% compared to 24.9% for the first nine months of 2017.

The effective income tax rate was 22.1% compared to 36.5% in the first nine months of 2017.

Net income increased 26.4% to $395.5 million from $312.9 million and diluted earnings per share increased 31.7% to $3.20 from $2.43 for the first nine months of 2017.

Year to date through the third quarter, the Company has repurchased approximately 4.3 million shares of its common stock for $289.2 million and paid quarterly cash dividends totaling $109.2 million.

During the first nine months of 2018, the Company opened 63 new Tractor Supply stores and 14 new Petsense stores and closed one Petsense store.

Fiscal 2018 Outlook
Based upon the results of the first nine months of fiscal 2018, the Company is providing the following updated guidance for the expected results of operations in fiscal 2018:

	Updated	Previous
Net Sales	$7.84 billion - $7.87 billion	$7.77 billion - $7.80 billion
Comparable Store Sales	+4.0% - +4.5%	+3.0% - +3.5%
Net Income	$522 million - $528 million	$505 million - $517 million
Earnings per Diluted Share	$4.23 - $4.27	$4.10 - $4.20

The Company now forecasts capital expenditures in the range of $260 million to $280 million for fiscal 2018 and an effective tax rate of approximately 22.3% to 22.5%.

Conference Call Information
Tractor Supply Company will be hosting a conference call today, Thursday, October 25, 2018, at 9:00 a.m. CT / 10:00 a.m. ET, hosted by Greg Sandfort, Chief Executive Officer; Steve Barbarick, President and Chief Operating Officer; and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com.

The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO) is in its 80th year of operation and, since being founded in 1938, has grown to become the largest rural lifestyle retailer in the United States. With over 28,000 team members, more than 1,700 stores in 49 states and an e-commerce website, Tractor Supply is passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. The Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday prices they deserve. At September 29, 2018, the Company operated 1,748 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At September 29, 2018, the Company operated 181 Petsense stores in 27 states. For more information on Petsense, visit www.petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth and estimated results of operations, including, but not limited to, net sales and comparable store sales, net income, earnings per share and capital expenditures. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, the amount and timing of any share repurchases, capital market conditions in general, the ability to open new stores and distribution centers in the manner and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 29, 2018		September 30, 2017		September 29, 2018		September 30, 2017
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,881,625	100.0%	$1,721,704	100.0%	$5,777,775	100.0%	$5,303,544	100.0%
Cost of merchandise sold	1,228,493	65.3	1,121,248	65.1	3,791,580	65.6	3,480,177	65.6
Gross profit	653,132	34.7	600,456	34.9	1,986,195	34.4	1,823,367	34.4

Selling, general and administrative expenses	454,998	24.2	410,276	23.8	1,333,457	23.1	1,198,126	22.6
Depreciation and amortization	44,986	2.4	41,927	2.5	131,383	2.3	122,701	2.3

Operating income	153,148	8.1	148,253	8.6	521,355	9.0	502,540	9.5
Interest expense, net	4,460	0.2	3,752	0.2	13,906	0.2	9,621	0.2

Income before income taxes	148,688	7.9	144,501	8.4	507,449	8.8	492,919	9.3
Income tax expense	31,904	1.7	52,605	3.1	111,943	1.9	180,063	3.4
Net income	$116,784	6.2%	$91,896	5.3%	$395,506	6.9%	$312,856	5.9%

Net income per share:
Basic	$0.96		$0.73		$3.22		$2.44
Diluted	$0.95		$0.72		$3.20		$2.43

Weighted average shares outstanding:
Basic	121,876		126,416		122,818		128,293
Diluted	122,761		126,919		123,570		128,910

Dividends declared per common share outstanding	$0.31		$0.27		$0.89		$0.78

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net income	$116,784	$91,896	$395,506	$312,856

Other comprehensive income:
Change in fair value of interest rate swaps, net of taxes	227	36	2,611	165
Total other comprehensive income	227	36	2,611	165
Total comprehensive income	$117,011	$91,932	$398,117	$313,021

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 29, 2018	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$71,302	$70,046
Inventories	1,737,273	1,591,555
Prepaid expenses and other current assets	109,478	75,618
Income taxes receivable	23,655	4,776
Total current assets	1,941,708	1,741,995

Property and equipment:
Land	100,250	99,323
Buildings and improvements	1,096,222	1,013,937
Furniture, fixtures and equipment	632,985	593,329
Computer software and hardware	334,497	259,508
Construction in progress	117,454	56,006
Property and equipment, gross	2,281,408	2,022,103
Accumulated depreciation and amortization	(1,169,359)	(1,025,266)
Property and equipment, net	1,112,049	996,837

Goodwill and other intangible assets	124,492	124,492
Deferred income taxes	13,485	40,592
Other assets	29,200	24,435
Total assets	$3,220,934	$2,928,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$683,672	$609,883
Accrued employee compensation	51,673	34,497
Other accrued expenses	209,199	186,037
Current portion of long-term debt	26,250	22,500
Current portion of capital lease obligations	3,747	3,545
Income taxes payable	—	15,732
Total current liabilities	974,541	872,194

Long-term debt	547,505	487,228
Capital lease obligations, less current maturities	29,690	33,509
Deferred rent	108,487	104,617
Other long-term liabilities	65,414	59,402
Total liabilities	1,725,637	1,556,950

Stockholders’ equity:
Common stock	1,372	1,362
Additional paid-in capital	793,090	703,292
Treasury stock	(2,420,106)	(2,088,145)
Accumulated other comprehensive income	5,969	1,557
Retained earnings	3,114,972	2,753,335
Total stockholders’ equity	1,495,297	1,371,401
Total liabilities and stockholders’ equity	$3,220,934	$2,928,351

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	NINE MONTHS ENDED
	September 29, 2018	September 30, 2017
Cash flows from operating activities:
Net income	$395,506	$312,856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	131,383	122,701
(Gain) / loss on disposition of property and equipment	(285)	509
Share-based compensation expense	22,787	22,931
Deferred income taxes	5,009	4,626
Change in assets and liabilities:
Inventories	(284,065)	(221,899)
Prepaid expenses and other current assets	(21,226)	14,939
Accounts payable	107,104	90,361
Accrued employee compensation	20,000	9,251
Other accrued expenses	667	(33,259)
Income taxes	(29,667)	9,154
Other	6,206	8,792
Net cash provided by operating activities	353,419	340,962
Cash flows from investing activities:
Capital expenditures	(193,693)	(152,040)
Proceeds from sale of property and equipment	2,029	10,880
Net cash used in investing activities	(191,664)	(141,160)
Cash flows from financing activities:
Borrowings under debt facilities	968,500	1,010,000
Repayments under debt facilities	(820,750)	(773,750)
Debt issuance costs	(346)	(599)
Principal payments under capital lease obligations	(2,725)	(1,554)
Repurchase of shares to satisfy tax obligations	(622)	(771)
Repurchase of common stock	(289,205)	(326,647)
Net proceeds from issuance of common stock	54,706	9,619
Cash dividends paid to stockholders	(109,159)	(99,970)
Net cash used in financing activities	(199,601)	(183,672)
Net change in cash and cash equivalents	(37,846)	16,130
Cash and cash equivalents at beginning of period	109,148	53,916
Cash and cash equivalents at end of period	$71,302	$70,046

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$15,445	$8,010
Income taxes	137,041	166,027

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$—	$11,395
Non-cash accruals for construction in progress	15,521	15,949

Selected Financial and Operating Information (a)
(Unaudited)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Sales Information:
Comparable store sales increase	5.1%	6.6%	4.9%	2.2%
New store sales (% of total sales)	4.0%	5.8%	4.0%	6.1%
Average transaction value	$44.96	$43.39	$45.43	$44.23
Comparable store average transaction value increase	3.6%	1.5%	2.7%	0.2%
Comparable store average transaction count increase	1.4%	5.0%	2.1%	2.0%
Total selling square footage (000’s)	29,333	27,762	29,333	27,762
Exclusive brands (% of total sales)	31.5%	31.6%	31.4%	31.8%
Imports (% of total sales)	11.0%	11.4%	11.5%	11.7%

Store Count Information:
Tractor Supply
Beginning of period	1,725	1,630	1,685	1,595
New stores opened	23	36	63	74
Stores closed	—	(1)	—	(4)
End of period	1,748	1,665	1,748	1,665
Petsense
Beginning of period	174	160	168	143
New stores opened	7	2	14	19
Stores closed	—	—	(1)	—
End of period	181	162	181	162
Consolidated end of period	1,929	1,827	1,929	1,827

Pre-opening costs (000’s)	$2,826	$3,863	$7,034	$8,519

Balance Sheet Information:
Average inventory per store (000’s) (b)	$828.2	$796.5	$828.2	$796.5
Inventory turns (annualized)	3.12	3.11	3.19	3.15
Share repurchase program:
Cost (000’s)	$36,660	$78,500	$289,205	$326,647
Average purchase price per share	$81.23	$55.07	$67.33	$62.44

Capital Expenditures (in millions):
Information technology	$23.9	$14.8	$62.4	$49.1
Distribution center capacity and improvements	19.4	6.3	53.2	12.6
New and relocated stores and stores not yet opened	19.3	24.3	52.1	59.5
Existing stores	14.3	10.0	25.8	30.7
Corporate and other	0.1	0.0	0.2	0.1
Total	$77.0	$55.4	$193.7	$152.0

(a) Beginning in the fourth quarter ended December 31, 2016, selected financial and operating information includes the consolidation of Petsense unless otherwise noted. Petsense stores are not considered comparable stores until 12 months after the date of acquisition.
(b) Assumes average inventory cost, excluding inventory in transit.